SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

SCHEDULE 13G/A

Information to be Included in Statements Filed Pursuant

to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to Rule 13d-2

(Amendment No. 1)*

Riverbed Technology, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

768573 10 7

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

_________________________

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

CUSIP No. 768573 10 7	13G/A	Page 2 of 19 Pages

1.		NAMES OF REPORTING PERSONS Lightspeed Venture Partners Entrepreneur VI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
	6.	SHARED VOTING POWER 107,188 shares
	7.	SOLE DISPOSITIVE POWER
	8.	SHARED DISPOSITIVE POWER 107,188 shares
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 107,188 shares
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.15%
12.		TYPE OF REPORTING PERSON (See Instructions) PN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 3 of 19 Pages

1.		NAMES OF REPORTING PERSONS Lightspeed Venture Partners Entrepreneur VI-A, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
	6.	SHARED VOTING POWER 14,121 shares
	7.	SOLE DISPOSITIVE POWER
	8.	SHARED DISPOSITIVE POWER 14,121 shares
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,121 shares
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.02%*
12.		TYPE OF REPORTING PERSON (See Instructions) PN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 4 of 19 Pages

1.		NAMES OF REPORTING PERSONS Lightspeed Venture Partners VI Cayman, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
	6.	SHARED VOTING POWER 275,969 shares
	7.	SOLE DISPOSITIVE POWER
	8.	SHARED DISPOSITIVE POWER 275,969 shares
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 275,969 shares
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.39%*
12.		TYPE OF REPORTING PERSON (See Instructions) PN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 5 of 19 Pages

1.		NAMES OF REPORTING PERSONS Lightspeed Venture Partners VI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
	6.	SHARED VOTING POWER 3,079,642 shares
	7.	SOLE DISPOSITIVE POWER
	8.	SHARED DISPOSITIVE POWER 3,079,642 shares
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,079,642 shares
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.36%*
12.		TYPE OF REPORTING PERSON (See Instructions) PN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 6 of 19 Pages

1.	NAMES OF REPORTING PERSONS Lightspeed Venture Partners VI-A, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
6.	SHARED VOTING POWER 23,080 shares
7.	SOLE DISPOSITIVE POWER
8.	SHARED DISPOSITIVE POWER 23,080 shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,080 shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.03%*
12.	TYPE OF REPORTING PERSON (See Instructions) PN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 7 of 19 Pages

1.		NAMES OF REPORTING PERSONS Venture Investors General Partner L.L.C. Tax ID: 94-3368942
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
6.

SHARED VOTING POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P.

	7.	SOLE DISPOSITIVE POWER
8.

SHARED DISPOSITIVE POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,500,000 shares
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.95%*
12.		TYPE OF REPORTING PERSON (See Instructions) CO

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 8 of 19 Pages

1.		NAMES OF REPORTING PERSONS Christopher J. Schaepe
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 100,546 shares.
6.

SHARED VOTING POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Schaepe expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

	7.	SOLE DISPOSITIVE POWER 100,546 shares.
8.

SHARED DISPOSITIVE POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Schaepe expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,600,546 shares. Mr. Schaepe expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.09*
12.		TYPE OF REPORTING PERSON (See Instructions) IN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 9 of 19 Pages

1.		NAMES OF REPORTING PERSONS Gill Cogan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 64,021 shares.
6.

SHARED VOTING POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Cogan expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

	7.	SOLE DISPOSITIVE POWER 64,021 shares.
8.

SHARED DISPOSITIVE POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Cogan expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,564,021 shares. Mr. Cogan expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.04%*
12.		TYPE OF REPORTING PERSON (See Instructions) IN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 10 of 19 Pages

1.	NAMES OF REPORTING PERSONS Barry Eggers
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 102,279 shares.
6.

SHARED VOTING POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Eggers expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

7.	SOLE DISPOSITIVE POWER 102,279 shares.
8.

SHARED DISPOSITIVE POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Eggers expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,602,279 shares. Mr. Eggers expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.09%*
12.	TYPE OF REPORTING PERSON (See Instructions) IN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 11 of 19 Pages

1.		NAMES OF REPORTING PERSONS Ravi Mhatre
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 100,609 shares.
6.

SHARED VOTING POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Mhatre expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

	7.	SOLE DISPOSITIVE POWER 100,609 shares.
8.

SHARED DISPOSITIVE POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Mhatre expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,600,609 shares. Mr. Mhatre expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.09%*
12.		TYPE OF REPORTING PERSON (See Instructions) IN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 12 of 19 Pages

1.		NAMES OF REPORTING PERSONS Peter Nieh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 118,150 shares.
6.

SHARED VOTING POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Nieh expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

	7.	SOLE DISPOSITIVE POWER 118,150 shares.
8.

SHARED DISPOSITIVE POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Nieh expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,618,150 shares. Mr. Nieh expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.12%*
12.		TYPE OF REPORTING PERSON (See Instructions) IN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 13 of 19 Pages

1.	NAMES OF REPORTING PERSONS Carl Showalter
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 13,107 shares
6.

SHARED VOTING POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Showalter expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

7.	SOLE DISPOSITIVE POWER 13,107 shares
8.

SHARED DISPOSITIVE POWER

3,500,000 shares, including 107,188 shares directly held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares directly held by Lightspeed Venture Partners Entrepreneur VI-A, L.P., 275,969 shares directly held by Lightspeed Venture Partners VI Cayman, L.P., 3,079,642 shares directly held by Lightspeed Venture Partners VI, L.P. and 23,080 shares directly held by Lightspeed Venture Partners VI-A, L.P. Mr. Showalter expressly disclaims beneficial ownership of the above-listed shares except to the extent of his pecuniary interest therein.

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,513,107 shares. Mr. Showalter expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.97%*
12.	TYPE OF REPORTING PERSON (See Instructions) IN

* Calculated based on 70,706,908 shares of Riverbed Technology, Inc. common stock outstanding as of October 23, 2007, as reported in its quarterly report on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 768573 10 7	13G/A	Page 14 of 19 Pages

Item 1(a).	Name of Issuer: Riverbed Technology, Inc.
Item 1(b).	Address of Issuer’s Principal Executive Offices: 501 Second Street San Francisco, CA
Item 2(a).

Names of Persons Filing:

(i) Lightspeed Venture Partners Entrepreneur VI, L.P., Lightspeed Venture Partners Entrepreneur VI-A, L.P., Lightspeed Venture Partners VI Cayman, L.P., Lightspeed Venture Partners VI, L.P., Lightspeed Venture Partners VI-A, L.P. (together, the “Lightspeed Entities”), (ii) Venture Investors General Partner L.L.C. and (iii) Christopher J. Schaepe, Gill Cogan, Barry Eggers, Ravi Mhatre, Peter Nieh and Carl Showalter

The general partner of each of the Lightspeed Entities is Venture Investors General Partner L.L.C. (the “General Partner”). Christopher J. Schaepe, Gill Cogan, Barry Eggers, Ravi Mhatre, Peter Nieh and Carl Showalter are the members of the General Partner (collectively, the "Members").

Item 2(b).	Address of Principal Business Office or, if None, Residence: The address of the principal business office of each of the reporting persons is 2200 Sand Hill Road, Menlo Park, CA 94025.
Item 2(c).

Citizenship:

Each of the Lightspeed Entities except for Lightspeed Venture Partners VI Cayman, L.P. is a Delaware limited partnership. Lightspeed Venture Partners VI Cayman, L.P. is a Cayman limited partnership. The General Partner is a Delaware limited liability company. Each of the Members is a United States citizen.

Item 2(d).	Title of Class of Securities: Common Stock
Item 2(e).	CUSIP Number: 768573 10 7

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).
(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

CUSIP No. 768573 10 7	13G/A	Page 15 of 19 Pages

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

(a) Amount Beneficially Owned

As of December 31, 2007, Lightspeed Venture Partners Entrepreneur VI, L.P. held 107,188 shares, Lightspeed Venture Partners Entrepreneur VI-A, L.P. held 14,121 shares, Lightspeed Venture Partners VI Cayman, L.P. held 275,969 shares, Lightspeed Venture Partners VI, L.P. held 3,079,642 shares, and Lightspeed Venture Partners VI-A, L.P. held 23,080 shares. By virtue of the affiliate relationship among the Lightspeed Entities, each entity may be deemed to beneficially own all of the shares held in the aggregate by the Lightspeed Entities. Hence, each Lightspeed Entity may be deemed to beneficially own 3,500,000 shares. Each Lightspeed Entity expressly disclaims beneficial ownership of any shares of Riverbed Technology, Inc., except any shares held directly by such entity.

As the general partner of the Lightspeed Entities, Venture Investors General Partner L.L.C. (the “General Partner”) shares voting and dispositive power over, and may be deemed to beneficially own, all of the shares held in the aggregate by the Lightspeed Entities.

As of December 31, 2007, Christopher J. Schaepe held 100,546 shares, Gill Cogan held 64,021 shares, Barry Eggers held 102,279 shares, Ravi Mhatre held 100,609 shares, Peter Nieh held 118,150 shares and Carl Showalter held 13,107 shares. As the members of the General Partner, each of Christopher J. Schaepe, Gill Cogan, Barry Eggers, Ravi Mhatre, Peter Nieh and Carl Showalter (together, the “Members”) exercises shared voting and investment power over the shares held by the Lightspeed Entities and therefore may be deemed to beneficially own such shares. Each Member expressly disclaims beneficial ownership of the shares held by the Lightspeed Entities except to the extent of his pecuniary interest therein.

(b) Percent of Class

Lightspeed Venture Partners Entrepreneur VI, L.P.: 0.15%

Lightspeed Venture Partners Entrepreneur VI-A, L.P.: 0.02%

Lightspeed Venture Partners VI Cayman, L.P.: 0.39%

Lightspeed Venture Partners VI, L.P.: 4.36%

Lightspeed Venture Partners VI-A, L.P.: 0.03%

Venture Investors General Partner L.L.C.: 4.95%

Christopher J. Schaepe: 5.09%

Gill Cogan: 5.04%

Barry Eggers: 5.09%

Ravi Mhatre: 5.09%

Peter Nieh: 5.12%

Carl Showalter: 4.97%

CUSIP No. 768573 10 7	13G/A	Page 16 of 19 Pages

(c) (i) Number of shares which the reporting person has sole power to vote or direct the vote:

Christopher J. Schaepe: 100,546 shares

Gill Cogan: 64,021 shares

Barry Eggers: 102,279 shares

Ravi Mhatre: 100,609 shares

Peter Nieh: 118,150 shares

Carl Showalter: 13,107 shares

Each other reporting person: 0 shares

(ii) Number of shares which the reporting person has shared power to vote or direct the vote:

Lightspeed Venture Partners Entrepreneur VI, L.P.: 107,188 shares

Lightspeed Venture Partners Entrepreneur VI-A, L.P.: 14,121 shares

Lightspeed Venture Partners VI Cayman, L.P.: 275,969 shares

Lightspeed Venture Partners VI, L.P.: 3,079,642 shares

Lightspeed Venture Partners VI-A, L.P.: 23,080 shares

Venture Investors General Partner L.L.C.: 3,500,000 shares

Christopher J. Schaepe: 3,500,000 shares

Gill Cogan: 3,500,000 shares

Barry Eggers: 3,500,000 shares

Ravi Mhatre: 3,500,000 shares

Peter Nieh: 3,500,000 shares

Carl Showalter: 3,500,000 shares

(iii) Number of shares which the reporting person has sole power to dispose or direct the disposition of:

Christopher J. Schaepe: 100,546 shares

Gill Cogan: 64,021 shares

Barry Eggers: 102,279 shares

Ravi Mhatre: 100,609 shares

Peter Nieh: 118,150 shares

Carl Showalter: 13,107 shares

Each other reporting person: 0 shares

(iv) Number of shares which the reporting person has shared power to dispose or direct the disposition of:

Lightspeed Venture Partners Entrepreneur VI, L.P.: 107,188 shares

Lightspeed Venture Partners Entrepreneur VI-A, L.P.: 14,121 shares

Lightspeed Venture Partners VI Cayman, L.P.: 275,969 shares

CUSIP No. 768573 10 7	13G/A	Page 17 of 19 Pages

Lightspeed Venture Partners VI, L.P.: 3,079,642 shares

Lightspeed Venture Partners VI-A, L.P.: 23,080 shares

Venture Investors General Partner L.L.C.: 3,500,000 shares

Christopher J. Schaepe: 3,500,000 shares

Gill Cogan: 3,500,000 shares

Barry Eggers: 3,500,000 shares

Ravi Mhatre: 3,500,000 shares

Peter Nieh: 3,500,000 shares

Carl Showalter: 3,500,000 shares

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Carl Showalter, Lightspeed Venture Partners Entrepreneur VI, L.P., Lightspeed Venture Partners Entrepreneur VI-A, L.P., Lightspeed Venture Partners VI Cayman, L.P., Lightspeed Venture Partners VI, L.P., Lightspeed Venture Partners VI-A, L.P., and Venture Investors General Partner L.L.C. have each ceased to be the beneficial owner of more than five percent of the Riverbed Technology, Inc. common stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. Not applicable.
Item 8.	Identification and Classification of Members of the Group. Not applicable.
Item 9.	Notice of Dissolution of Group. Not applicable.
Item 10.	Certification. Not applicable.

CUSIP No. 768573 10 7	13G/A	Page 18 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. I hereby agree that this statement shall be filed jointly on behalf of each of the undersigned pursuant to the Joint Filing Agreement attached hereto as Exhibit 1.

February 12, 2008	LIGHTSPEED VENTURE PARTNERS ENTREPRENEUR VI, L.P.
/s/ Christopher J. Schaepe Christopher J. Schaepe, Member, Venture Investors General Partner L.L.C.

February 12, 2008	LIGHTSPEED VENTURE PARTNERS ENTREPRENEUR VI-A, L.P.
/s/ Christopher J. Schaepe Christopher J. Schaepe, Member, Venture Investors General Partner L.L.C.

February 12, 2008	LIGHTSPEED VENTURE PARTNERS VI CAYMAN, L.P.
/s/ Christopher J. Schaepe Christopher J. Schaepe, Member, Venture Investors General Partner L.L.C.

February 12, 2008	LIGHTSPEED VENTURE PARTNERS VI, L.P.
/s/ Christopher J. Schaepe Christopher J. Schaepe, Member, Venture Investors General Partner L.L.C.

February 12, 2008	LIGHTSPEED VENTURE PARTNERS VI-A, L.P.
/s/ Christopher J. Schaepe Christopher J. Schaepe, Member, Venture Investors General Partner L.L.C.

CUSIP No. 768573 10 7	13G/A	Page 19 of 19 Pages

February 12, 2008	VENTURE INVESTORS GENERAL PARTNER L.L.C.
/s/ Christopher J. Schaepe Christopher J. Schaepe, Member, Venture Investors General Partner L.L.C.

February 12, 2008	/s/ Christopher J. Schaepe Christopher J. Schaepe

February 12, 2008	/s/ Gill Cogan
Gill Cogan

February 12, 2008	/s/ Barry Eggers
Barry Eggers

February 12, 2008	/s/ Ravi Mahtre Ravi Mhatre

February 12, 2008	/s/ Peter Nieh Peter Nieh

February 12, 2008	/s/ Carl Showalter Carl Showalter